Exhibit 21

LIST OF HECLA MINING COMPANY SUBSIDIARIES

List of Subsidiaries

Hecla Limited, a Delaware corporation

Hecla Admiralty Company, a Delaware corporation

Hecla Canada Ltd., a Federal Canadian corporation

Hecla Silver Valley, Inc., a Delaware corporation

Mines Management, Inc., an Idaho corporation

Silver Hunter Mining Company, a Delaware corporation

Rio Grande Silver, Inc., a Delaware corporation

HLT, Inc., a Delaware corporation

Hecla Montana, Inc., a Delaware corporation

Aurizon Mines 2013 Ltd., a Federal Canadian corporation

Hecla Quebec, Inc., a Federal Canadian corporation

Burke Trading, Inc., a Delaware corporation